Oramed’s Chief Scientific Officer, Miriam Kidron, Ph.D., chosen to lecture at the 2009 British Pharmaceutical Conference in Manchester, England

JERUSALEM, Israel – August 18, 2009– Oramed Pharmaceuticals, Inc. (OTCBB: ORMP.OB) (http://www.oramed.com), a developer of alternative drug delivery systems, announced today that Oramed's Chief Scientific Officer, Miriam Kidron, Ph.D. was chosen to present an overview of the clinical development of Oramed's Oral Insulin capsule at science@BPC of the 2009 British Pharmaceutical Conference (“BPC”), in Manchester, England on September 9, 2009.

Science@BPC is an event that is the result of the collaboration between two organizations, the Royal Pharmaceutical Society of Great Britain and the Academy of Pharmaceutical Sciences. The two organizations describe the event as "the UK's premier medicines discovery and development event, showcasing excellence in the pharmaceutical sciences." The focus of the BPS this year is the innovative discovery, delivery, and diagnostic technologies aimed at fighting cancer, infectious diseases and diabetes.

Dr. Kidron will present her lecture titled: "Oral Insulin: From Bench to Humans" during the session titled: "Delivering Anti-diabetic Medicines."  The lecture will begin at 2:15 pm GMT (9:15 am EST, 6:15 am PST) on September 9, 2009. Dr. Kidron commented “Oramed is pleased to have been invited to the BPC to share the clinical development of its Oral Insulin Capsule with the pharmaceutical community."

About Oramed Pharmaceuticals
Oramed Pharmaceuticals is a technology pioneer in the field of oral delivery solutions for drugs and vaccines presently delivered via injection. Oramed is seeking to revolutionize the treatment of diabetes through its patented flagship product, an orally ingestible insulin capsule currently in phase 2 clinical trials. Established in 2006, Oramed’s technology is based on over 25 years of research by top research scientists at Jerusalem’s Hadassah Medical Center. The Company’s corporate and R&D headquarters are based in Jerusalem.
For more information, please visit www.oramed.com.

Forward-looking statements
Some of the statements contained in this press release are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements, including the risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for our product candidates; competition from other pharmaceutical or biotechnology companies; and the company’s ability to obtain additional funding required to conduct its research, development and commercialization activities. Please refer to the company’s filings with the Securities and Exchange Commission for a comprehensive list of risk factors that could cause actual results, performance or achievements of the company to differ materially from those expressed or implied in such forward looking statements. The company undertakes no obligation to update or revise any forward-looking statements.

Company and Investor Relations Contacts:
Oramed Pharmaceuticals
Tara Horn
USA: +1 646-240-4193
Int’l: + 972-54-334-318
Office: + 972-2-566-0001
Email: tara@oramed.com